SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

SITEL CORPORATION
(Name of Issuer)

Common Stock, $.001 par
(Title of Class of Securities)

82980K 10 7
(CUSIP Number)

December 31, 2006
(Date of Event Which Requires Filing of this Statement)

	Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

	[ ]	Rule 13d-1(b)
	[ ]	Rule 13d-1(c)
	[X]	Rule 13d-1(d)

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 82980K 10 7

1)   NAME OF REPORTING PERSON
I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     James F. Lynch

2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE
     INSTRUCTIONS)

     / / a
     / / b

3)   SEC USE ONLY

4)   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America

NUMBER OF           (5)  SOLE VOTING POWER			7,401,596
SHARES
BENEFICIALLY        (6)  SHARED VOTING POWER			   -0-
OWNED BY
EACH                (7)  SOLE DISPOSITIVE   			5,137,738
REPORTING                POWER
PERSON WITH         (8)  SHARED DISPOSITIVE         	   -0-
                         POWER

9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     7,401,596

10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    SHARES (SEE INSTRUCTIONS)

     / /

11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     10.0%

12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN SCHEDULE 13G


Item 1(a)  Name of Issuer:

     SITEL Corporation

Item 1(b)  Address of Issuer's Principal Executive Offices:

	7277 World Communications Drive
 	Omaha, Nebraska 68122

Item 2(a)  Name of Person Filing:

     James F. Lynch

Item 2(b)  Address of Principal Business Office or, if none, Residence:

	19 Ginger Cove Road
 	Valley, Nebraska 68064

Item 2(c)  Citizenship:

     United States of America

Item 2(d)  Title of Class of Securities:

     Common Stock, par $.001

Item 2(e)  CUSIP Number:

     82980K 10 7

Item 3  If This Statement Is Filed Pursuant to Rules 13d-1(b) or 13d-2(b):

     Not applicable

Item 4(a)  Amount Beneficially Owned:

    	7,401,596* shares as of December 31, 2006

     *Includes 2,057,858 shares owned by other stockholders over which Mr. Lynch exercises voting control pursuant to a voting agreement. Also includes 10,000 shares held by two 501(c)(3) organizations established by Mr. Lynch.


Item 4(b)  Percent of Class:

	10.0%

Item 4(c)  Number of shares as to which the person has:

   (i)  Sole power to vote or to direct the vote -
		7,401,596
  (ii)  Shared power to vote or direct the vote -
		-0-
 (iii)  Sole power to dispose or direct the disposition of -
		5,137,738
  (iv)  Shared power to dispose or direct the disposition of -
		-0-

Item 5  Ownership of Five Percent or Less of a Class:

        Not applicable

Item 6  Ownership of More than Five Percent on Behalf of Another Person:

        Not applicable

Item 7  Identification and Classification of the Subsidiary Which
        Acquired the Security Being Reported on By the Parent Holding Company or Control Person:

        Not applicable

Item 8  Identification and Classification of Members of the Group:

        Not applicable

Item 9  Notice of Dissolution of Group:

        Not applicable

Item 10  Certification:

        Not applicable


                             SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

     Date: February 14, 2007.


						      /s/ James F. Lynch
			                              James F. Lynch



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